Exhibit 99.1

NEWS FROM BANK MUTUAL CORPORATION

(EMBARGOED UNTIL 3:15 PM Central Time)

CONTACTS:	Bank Mutual Corporation
David A. Baumgarten
President and Chief Executive Officer
or
Michael W. Dosland
Senior Vice President and Chief Financial Officer
(414) 354-1500

BANK MUTUAL CORPORATION REPORTS NET INCOME

FOR THE THIRD QUARTER OF 2017

Milwaukee, Wisconsin

October 18, 2017

Bank Mutual Corporation (NASDAQ: BKMU) reported net income of $3.8 million or $0.08 per diluted share in the third quarter of 2017 compared to $4.5 million or $0.10 per diluted share in the same quarter of last year. Year-to-date in 2017, Bank Mutual Corporation (“Bank Mutual”) reported net income of $11.7 million or $0.25 per diluted share compared to $12.9 million or $0.28 per diluted share in the same nine-month period in 2016. During the third quarter of 2017 Bank Mutual recorded $1.3 million in expenses related to its pending merger with Associated Banc-Corp (“Associated,” NYSE: ASB), which was announced on July 20, 2017. Bank Mutual’s results in the 2017 periods were favorably impacted by higher net interest income, reduced provision for loan losses, higher gains on sales of real estate held for investment, lower advertising and marketing expenses, and a decline in other non-interest expenses in the 2017 periods compared to the same periods in 2016. In addition, the third quarter of 2017 was favorably impacted by lower net losses and expenses on foreclosed real estate compared to net losses in the same period of the previous year. These favorable developments were largely offset by lower deposit-related fees, reduced mortgage banking revenue, and a decrease in loan-related fees compared to the same periods in 2016. In addition, the 2017 periods included a $197,000 loss on the sale of five retail branch offices and related loans and deposits to another financial institution, as well as higher compensation and benefit expenses and increased occupancy and data processing costs. Finally, the 2017 year-to-date period was also impacted by lower brokerage, advisory, and insurance revenue and higher net losses and expenses on foreclosed real estate.

David A. Baumgarten, President and Chief Executive Officer of Bank Mutual, commented, “Excluding the after-tax effect of $1.3 million in expenses related to our pending merger with Associated, our earnings would have increased slightly in the third quarter of 2017 compared to the same quarter last year.” He added, “We continue to be pleased with the year-over-year growth in our loans and the expansion of our net interest margin, although we continue to struggle a bit with our sources of non-interest income, which has declined in 2017.” Mr. Baumgarten concluded, “We remain on track with efforts to complete our pending merger with Associated and we are looking forward to next week’s shareholder meeting on this important matter.”

Bank Mutual’s net interest income increased by $976,000 or 5.2% and $3.4 million or 6.3% during the three- and nine-month periods ended September 30, 2017, respectively, compared to the same periods in 2016. Included in the three- and nine-month periods in 2016 were $577,000 and $1.1 million, respectively, in call premiums that Bank Mutual received on a mortgage-related securities that were called by the issuer in those periods. Excluding these call premiums, net interest income in the first three- and nine-month periods of 2017 increased by $1.6 million or 8.6% and $4.5 million or 8.4% compared to the same periods in 2016. Most of this increase was caused by an increase in Bank Mutual’s average earning assets, which increased by $122.5 million or 5.2% during the nine months ended September 30, 2017, compared to the same period in 2016. This increase was primarily attributable to an increase in average loans receivable. Also contributing to the increase in net interest income in the 2017 periods was an improvement in Bank Mutual’s net interest margin, excluding the impact of the aforementioned call premiums. Finally, an increase in funding from non-interest bearing checking accounts also contributed to the increase in net interest income in the 2017 periods.

Bank Mutual’s net interest margin was 3.12% and 3.07% during the three- and nine-month periods ended September 30, 2017, respectively, which compared to 2.98% and 2.97% during the same periods in 2016 (excluding ten and six basis points of benefit related to the aforementioned call premiums in the three- and nine-month periods of 2016, respectively). Management has noted in recent periods that increases in the yield on Bank Mutual’s earning assets have been modestly greater than the increases in its cost of funds. This has occurred in an environment of rising interest rates, due in part to recent increases in the fed funds rate by the Federal Reserve. Management attributes the modest increases in Bank Mutual’s net interest margin to an overall interest rate risk exposure that is slightly asset sensitive. That is, management believes that the sensitivity of Bank Mutual’s earning assets to changes in market interest rates is slightly greater than its interest-bearing liabilities. As such, management anticipates that Bank Mutual’s net interest margin may continue to show slight improvement in the immediate future, although there can be no assurances.

Bank Mutual’s net interest margin is subject to competitive pricing pressures for loans and deposits, changes in borrower and depositor preferences, and other economic and market factors that are outside of management’s control. Of particular concern to management are possible future changes in the competitive environment for interest rates on interest-bearing checking, savings, and money market deposit accounts. If competitive or market pressures require Bank Mutual to increase the interest rates it pays on these deposit accounts, and such increases are not exceeded or matched by increases in the yield on its earning assets, Bank Mutual’s net interest margin could be adversely impacted in future periods. Also of concern to management are possible future changes in depositor preferences for certain types of deposit products. Specifically, management believes that the relatively low interest rate environment that has persisted for the past few years has encouraged many deposit customers to switch to transaction deposits in an effort to retain flexibility in the event market interest rates increase. If market interest rates continue to increase in the future, customers’ preferences may shift from transaction deposits to certificates of deposit, which generally have a higher interest cost. This development could also have an adverse impact on Bank Mutual’s net interest margin in future periods.

Bank Mutual’s provision for loan losses was $472,000 in the third quarter of 2017 compared to $1.4 million in the same quarter last year. On a year-to-date basis, provision for loan losses was $1.6 million in 2017 compared to $2.0 million in 2016. Bank Mutual’s non-performing and other classified loans have declined in recent periods and its net charge-offs continue to be nominal. As a result, Bank Mutual’s provision for loan losses has decreased relative to prior periods.

2

In general, management believes that overall economic, employment, and real estate conditions are relatively stable in Bank Mutual’s local markets. However, trends in the credit quality of Bank Mutual’s loan portfolio are subject to many factors that are outside of Bank Mutual’s control, such as economic and market conditions that can fluctuate considerably from period to period. As such, there can be no assurances that there will not be significant fluctuations in Bank Mutual’s non-performing loans, classified loans, and/or loan charge-off activity from period to period, which may result in significant variability in Bank Mutual’s provision for loan losses.

Deposit-related fees and charges declined by $56,000 or 1.9% and $193,000 or 2.2% during the three and nine months ended September 30, 2017, respectively, compared to the same periods in the previous year. Deposit-related fees and charges consist of overdraft fees, ATM and debit card fees, merchant processing fees, account service charges, and other revenue items related to services performed by Bank Mutual for its retail and commercial deposit customers. Management attributes the decline in deposit-related fees and charges to changes in customer spending behavior in recent periods which has resulted in lower revenue from overdraft charges and ATM usage. These developments have been partially offset by increased deposit account service charges and increased treasury management fees from commercial depositors.

Mortgage banking revenue, net, was $788,000 and $2.4 million during three- and nine-month periods ended September 30, 2017, respectively. This compared to $1.4 million and $3.3 million during the same periods in 2016, respectively. The following table presents the components of mortgage banking revenue, net, for the periods indicated:

	Three Months Ended September 30		Nine months Ended September 30
	2017	2016	2017	2016
	(Dollars in thousands)
Gross loan servicing fees	$608	$633	$1,839	$1,915
MSR amortization	(384)	(650)	(1,100)	(1,636)
Change in MSR valuation allowance	–	–	–	–
Loan servicing revenue, net	224	(17)	739	279
Gain on loan sales activities, net	564	1,371	1,662	3,042
Mortgage banking revenue, net	$788	$1,354	$2,401	$3,321

Loan servicing revenue, net, increased during the three- and nine-month periods in 2017 compared to the same periods in 2016. These increases were primarily caused by a decline in amortization of mortgage servicing rights (“MSRs”). These declines were caused by generally higher market interest rates for one- to four-family loans in 2017, which has resulted in reduced loan prepayment activity and slower amortization of the related MSRs compared to the prior year. The favorable impact of this development was partially offset by declines in gross servicing fees in the 2017 periods due to an overall decline in loans serviced for third-party investors. As of September 30, 2017, Bank Mutual serviced $957.8 million in loans for third-party investors compared to $1.0 billion one year earlier.

3

The change in valuation allowance that Bank Mutual establishes against its MSRs is recorded as a recovery or loss, as the case may be, in the period in which the change occurs. As of September 30, 2017, Bank Mutual had no valuation allowance against its MSRs, which had a carrying value of $6.3 million as of that date. MSR valuation allowances typically increase in periods of lower market interest rates, which results in a charge to earnings in the period of the increase. During such periods loan refinance activity and expectations for future loan prepayments typically increase, which generally reduces the fair value of MSRs and could result in an increase in the MSR valuation allowance. However, in recent periods market interest rates for one- to four-family loans have generally been higher. As such, there was no requirement for an MSR valuation allowance as of September 30, 2017, and management does not expect one to be necessary in the near future. In addition, management expects that amortization of MSRs may continue to be lower in the near term in response to reduced levels of loan refinance activity. However, these developments cannot be assured, particularly if market interest rates for one- to four-family residential loans decline in the future.

Gain on loan sales activities, net, was $564,000 and $1.7 million during the three- and nine-month periods ended September 30, 2017, respectively, compared to $1.4 million and $3.0 million during the same periods in 2016. Bank Mutual typically sells most of the fixed-rate, one- to four-family mortgage loans that it originates. Market interest rates for one- to four-family loans have been higher in recent periods, which is a development that typically results in lower originations and sales of such loans. The origination and sale of residential loans is subject to variations in market interest rates and other factors outside of management’s control. Accordingly, there can be no assurances that such originations and sales will increase or will not vary considerably from period to period.

Brokerage, advisory, and insurance revenue was $824,000 during the third quarter of 2017, which was slightly higher than the same quarter in the previous year. Year-to-date this source of revenue was $2.4 million, which was $167,000 or 6.6% lower than the same period in 2016. This revenue item generally consists of commissions earned on sales of tax-deferred annuities, mutual funds, and certain other securities, fees earned for investment advisory services, and commissions earned on sales of personal and business insurance products. Management attributes the recent fluctuations in this revenue line item to changes in commissions earned from sales of tax-deferred annuities and other sources of transaction-based income. In recent periods management has begun to shift the mix of revenue in this line of business from commission income, which tends to be transaction-based, to advisory fee income, which is generally based on assets under management rather than execution of individual transactions. Management believes that advisory-based fee income will be a more stable source of revenue in the future and expects that it will continue to grow due to new products, services, systems, and investment advisors that Bank Mutual has added in prior periods, although there can be no assurances.

Loan-related fees were $381,000 and $1.5 million during the three and nine months ended September 30, 2017, respectively. These amounts compared to $1.1 million and $4.0 million during the same periods in 2016, respectively. The largest source of fees in this revenue category has historically been interest rate swap fees related to commercial loan relationships. Bank Mutual mitigates the interest rate risk associated with certain of its loan relationships by executing interest rate swaps, the accounting for which results in the recognition of a certain amount of fee income at the time the swap contracts are executed. The decrease in loan-related fees in the 2017 periods was primarily due to reduced originations of multi-family, commercial real estate, and construction loans, which are the types of loans that generate most of Bank Mutual’s interest rate swap fees. Management anticipates that originations of these types of loans will remain lower during the remainder of 2017.

4

During the three- and nine-month periods ended September 30, 2017, Bank Mutual recorded $56,000 and $325,000 in gains on the disposition of real estate that it held for investment purposes, respectively. This compared to $12,000 in both the three- and nine-month periods of the prior year. Bank Mutual continues to actively market certain of the properties that it holds for investment purposes. There can be no assurances that Bank Mutual will be able to sell such properties for gains or that gains or losses on such sales, if any, will not fluctuate considerably from period to period.

In the third quarter of 2017 Bank Mutual completed the sale of five retail branch offices to another financial institution, which included $46.1 million in deposits and $13.0 million in loans associated with the offices. Bank Mutual recorded a loss of $197,000 on this transaction. In addition, during the nine months ended September 30, 2017, Bank Mutual also recorded $187,000 in one-time costs related to this transaction, as well as its decision to consolidate two other retail branch offices into other offices earlier in the year. These costs consisted primarily of asset disposition costs, employment severance costs, data processing costs, and professional fees.

Compensation-related expenses increased by $167,000 or 1.6% and $1.4 million or 4.4% during the three and nine months ended September 30, 2017, respectively, compared to the same periods in 2016. These increases were due in part to normal annual merit increases granted to most employees at the beginning of 2017. Also contributing were certain signing bonuses and commission guarantees that Bank Mutual paid to a team of four experienced residential loan originators that it recruited from another financial institution earlier in the year. Finally, contributing to a lesser degree was higher share-based compensation and employer 401k contributions in the 2017 periods compared to the same periods in the prior year. These developments were partially offset in the third quarter of 2017 by reduced compensation and related costs from the aforementioned sale of five retail banking offices, as well as the consolidation of two other retail banking offices earlier in the year.

Occupancy, equipment, and data processing expenses increased by $111,000 or 3.3% and $524,000 or 5.2% during the three and nine months ended September 30, 2017, respectively, compared to the same periods in 2016. These increases were primarily caused by increased data processing, software, and equipment costs associated with various initiatives undertaken by Bank Mutual in recent periods. These developments were partially offset in the third quarter of 2017 by reduced occupancy, equipment, and data processing costs from the aforementioned sale of five retail banking offices, as well as the consolidation of two other retail banking offices earlier in the year.

Advertising and marketing-related expense was $535,000 and $1.8 million during the three and nine months ended September 30, 2017, respectively, compared to $737,000 and $2.3 million during the same periods in 2016. Management anticipates that spending on advertising and marketing-related expenses during the full year 2017 will be about 10 to 20% lower than it was in 2016. However, this outcome depends on future management decisions and there can be no assurances.

5

Net losses and expenses on foreclosed real estate were $15,000 and $169,000 during the three-month periods ended September 30, 2017 and 2016, respectively. Net losses and expenses during the nine-month periods ended as of those same dates were $286,000 and $80,000. In general, Bank Mutual has experienced only modest gains, losses, and expenses on foreclosed real estate in recent periods due to relatively low levels of foreclosed properties and improved market conditions.

During the three months ended September 30, 2017, Bank Mutual recorded $1.3 million in expenses related to its pending merger with Associated. These expenses consisted primarily of professional advisory, consulting, and legal fees.

Other non-interest expense was $2.2 million in the third quarter of 2017 compared to $2.3 million in the same quarter of last year. In a year-to-date comparison, these expenses were $6.4 million in 2017 compared to $7.0 million in 2016. The 2016 quarter and year-to-date periods included $134,000 and $341,000, respectively, in prepayment penalties related to the early retirement of certain fixed-rate advances from the FHLB of Chicago in those periods. Other non-interest expense also declined slightly in the 2017 periods due in part to lower ATM and card processing charges compared to the same periods in 2016.

Income tax expense was $2.3 million and $2.5 million during the third quarters of 2017 and 2016, respectively, and was $6.5 million and $7.4 million during the year-to-date periods in 2017 and 2016, respectively. The effective tax rates (“ETRs”) for the quarter periods were 36.9% and 35.8%, respectively, and for the year-to-date periods were 35.7% and 36.5%, respectively. Bank Mutual’s ETR will vary from period to period because of certain tax deductions related to the impact of non-taxable revenue items, such as earnings from BOLI and tax-exempt interest income, as well as the impact of vesting of restricted stock grants and exercises of certain stock options by employees and directors.

Bank Mutual’s total assets increased by $45.2 million or 1.7% during the nine months ended September 30, 2017. During this period a $59.8 million increase in deposit liabilities and a $25.7 million increase in advance payments for taxes and insurance funded a $41.9 million increase in loans receivable, a $13.0 million increase in aggregate mortgage-related securities, and a $31.1 million decrease in borrowings. Bank Mutual’s total shareholders’ equity was $292.4 million at September 30, 2017, compared to $286.6 million at December 31, 2016.

Bank Mutual’s loans receivable increased by $41.9 million or 2.2% during the nine months ended September 30, 2017. During this period increases in multi-family loans, commercial and industrial loans, and one- to four-family permanent loans were partially offset by a decline in commercial real estate loans, construction loans (net of the undisbursed portion), and home equity and other consumer loans. The loan portfolio is subject to economic, market, competitive, and regulatory factors outside of Bank Mutual’s control and there can be no assurances that expected loan growth will continue or that total loans will not decrease in future periods.

Bank Mutual’s deposit liabilities increased by $59.8 million or 3.2% during the nine months ended September 30, 2017. This increase was primarily the result of a $100.0 million increase in brokered certificates of deposits that were drawn by Bank Mutual during the period as an alternative funding source to borrowing from the Federal Home Loan Bank of Chicago. This source of funds was also used to fund the aforementioned purchase and assumption of $46.1 million in deposit liabilities by another financial institution that was closed in the third quarter of 2017.

6

Bank Mutual’s shareholders’ equity was $292.4 million at September 30, 2017, compared to $286.6 million at December 31, 2016. This increase was primarily due to $11.7 million in net income that was partially offset by $7.6 million in regular cash dividends. Also contributing to the increase was periodic amortization related to share-based compensation and the issuance of treasury shares on stock option exercises. The book value of Bank Mutual’s common stock was $6.36 per share at September 30, 2017, compared to $6.27 at December 31, 2016.

Bank Mutual’s non-performing loans were $8.0 million or 0.41% of loans receivable as of September 30, 2017, compared to $8.2 million or 0.42% of loans receivable as of December 31, 2016. Non-performing assets, which includes non-performing loans, were $8.9 million or 0.33% of total assets and $11.2 million or 0.42% of total assets as of these same dates, respectively. Non-performing assets are classified as “substandard” in accordance with Bank Mutual’s internal risk rating policy. In addition to non-performing assets, at September 30, 2017, management was closely monitoring $65.2 million in additional loans that were classified as either “special mention” or “substandard” in accordance with Bank Mutual’s internal risk rating policy. This amount compared to $68.6 million at December 31, 2016. As of September 30, 2017, most of Bank Mutual’s additional classified loans were secured by commercial real estate, multi-family real estate, land, and certain commercial business assets. Management does not believe any of these loans were impaired as of September 30, 2017, although there can be no assurances that the loans will not become impaired in future periods.

Trends in the credit quality of Bank Mutual’s loan portfolio are subject to many factors that are outside of Bank Mutual’s control, such as economic and market conditions. As such, there can be no assurances that there will not be significant fluctuations in Bank Mutual’s non-performing assets and/or classified loans in future periods or that there will not be significant variability in Bank Mutual’s provision for loan losses from period to period.

Bank Mutual’s allowance for loan losses was $21.3 million or 1.07% of total loans at September 30, 2017, compared to $19.9 million or 1.03% of total loans at December 31, 2016. As a percent of non-performing loans, Bank Mutual’s allowance for loan losses was 265.2% at September 30, 2017, compared to 242.5% at December 31, 2016. Management believes the allowance for loan losses at September 30, 2017, was adequate to cover probable and estimable losses in Bank Mutual’s loan portfolio as of that date. However, future increases to the allowance may be necessary and results of operations could be adversely affected if future conditions differ from the assumptions used by management to determine the allowance for loan losses as of the end of the period.

Bank Mutual Corporation’s stock is quoted on the NASDAQ Global Select Market under the ticker BKMU. As of September 30, 2017, its subsidiary bank operated 57 banking locations in Wisconsin and one in Minnesota.

* * * * *

7

Cautionary Statements

This release contains or incorporates by reference various forward-looking statements concerning Bank Mutual's prospects that are based on the current expectations and beliefs of management. Forward-looking statements may contain, and are intended to be identified by, words such as “anticipate,” “believe,” “estimate,” “expect,” “objective,” “projection,” “intend,” “optimistic,” and similar expressions; the use of verbs in the future tense and discussions of periods after the date on which this report is issued are also forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks, and uncertainties, many of which are beyond the Bank Mutual's control, that could cause Bank Mutual's actual results and performance to differ materially from what is stated or expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of Bank Mutual: the possibility that the proposed merger with Associated may not be completed in a timely manner or at all; general economic conditions, including volatility in credit, lending, and financial markets; weakness and declines in the real estate market, which could affect both collateral values and loan activity; periods of relatively high unemployment or economic weakness and other factors which could affect borrowers’ ability to repay their loans; negative developments affecting particular borrowers, which could further adversely impact loan repayments and collection; legislative and regulatory initiatives and changes, including action taken, or that may be taken, in response to difficulties in financial markets and/or which could negatively affect the rights of creditors; monetary and fiscal policies of the federal government; the effects of further regulation and consolidation within the financial services industry; regulatory actions either generally or specifically related to Bank Mutual associated with safety and soundness, compliance, loan concentrations, or technology concerns that could restrict Bank Mutual’s freedom of operations; regulators’ strict expectations for financial institutions’ capital levels and restrictions imposed on institutions, as to payments of dividends, share repurchases, or otherwise, to maintain or achieve those levels; recent, pending, and/or potential rulemaking or various federal regulatory agencies that could affect Bank Mutual or the Bank; increased competition and/or disintermediation within the financial services industry; changes in tax rates, deductions and/or policies; potential further changes in FDIC premiums and other governmental assessments; changes in deposit flows; changes in the cost of funds; fluctuations in general market rates of interest and/or yields or rates on competing loans, investments, and sources of funds; demand for loan or deposit products; illiquidity of financial markets and other negative developments affecting particular investment and mortgage-related securities, which could adversely impact the fair value of and/or cash flows from such securities; changes in customers’ demand for other financial services; Bank Mutual’s potential inability to carry out business plans or strategies; changes in accounting policies or guidelines; natural disasters, acts of terrorism, or developments in the war on terrorism or other global conflicts; the risk of failures in computer or other technology systems or data maintenance, or breaches of security relating to such systems; and the factors discussed in Bank Mutual’s filings with the Securities and Exchange Commission, particularly under Part I, Item 1A, “Risk Factors,” of Bank Mutual’s 2016 Annual Report on Form 10-K, under the caption “Forward Looking Statements” in Bank Mutual’s Current Report on Form 8-K filed on July 20, 2017, and under the caption “Risk Factors” in Bank Mutual’s Schedule 14A, “Definitive Proxy Statement,” filed on September 15, 2017.

8

 Bank Mutual Corporation and Subsidiaries

 Unaudited Consolidated Statements of Financial Condition

 (Dollars in thousands, except per share data)

	September 30	December 31
	2017	2016
ASSETS
Cash and due from banks	$27,695	$31,284
Interest-earning deposits	27,837	18,803
Cash and cash equivalents	55,532	50,087
Mortgage-related securities available-for-sale, at fair value	386,481	371,880
Mortgage-related securities held-to-maturity, at amortized cost
(fair value of $92,561 in 2017 and $94,266 in 2016)	91,617	93,234
Loans held-for-sale	4,026	5,952
Loans receivable (net of allowance for loan losses of $21,326
in 2017 and $19,940 in 2016)	1,984,823	1,942,907
Mortgage servicing rights, net	6,278	6,569
Other assets	164,917	177,895

Total assets	$2,693,674	$2,648,524

LIABILITIES AND EQUITY
Liabilities:
Deposit liabilities	$1,924,552	$1,864,730
Borrowings	408,022	439,150
Advance payments by borrowers for taxes and insurance	30,458	4,770
Other liabilities	38,292	53,233
Total liabilities	2,401,324	2,361,883
Equity:
Preferred stock - $0.01 par value:
Authorized - 20,000,000 shares in 2017 and 2016
Issued and outstanding - none in 2017 and 2016	-	-
Common stock - $0.01 par value:
Authorized - 200,000,000 shares in 2017 and 2016
Issued - 78,783,849 shares in 2017 and 2016
Outstanding - 45,938,464 shares in 2017 and 45,691,790 in 2016	788	788
Additional paid-in capital	483,592	484,940
Retained earnings	175,731	171,633
Accumulated other comprehensive loss	(11,234)	(11,139)
Treasury stock - 32,845,385 shares in 2017 and 33,092,059 in 2016	(356,527)	(359,581)
Total shareholders' equity	292,350	286,641

Total liabilities and equity	$2,693,674	$2,648,524

9

Bank Mutual Corporation and Subsidiaries

Unaudited Consolidated Statements of Income

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2017	2016	2017	2016
Interest income:
Loans	$20,557	$18,209	$58,725	$52,505
Mortgage-related securities	2,483	3,139	7,503	9,122
Investment securities	163	117	452	338
Interest-earning deposits	25	5	52	23
Total interest income	23,228	21,470	66,732	61,988
Interest expense:
Deposits	1,773	1,468	4,770	4,319
Borrowings	1,767	1,290	4,679	3,790
Advance payment by borrowers for taxes and insurance	-	-	1	1
Total interest expense	3,540	2,758	9,450	8,110
Net interest income	19,688	18,712	57,282	53,878
Provision for loan losses	472	1,395	1,552	1,986
Net interest income after provision for loan losses	19,216	17,317	55,730	51,892
Non-interest income:
Deposit-related fees and charges	2,935	2,991	8,492	8,685
Mortgage banking revenue, net	788	1,354	2,401	3,321
Brokerage, advisory, and insurance revenue	824	816	2,362	2,529
Loan-related fees	381	1,136	1,483	4,001
Income from bank-owned life insurance ("BOLI")	442	460	1,317	1,387
Gain on real estate held for investment	56	12	325	12
Net loss on sale of retail branch offices, loans, and deposits	(197)	-	(197)	-
Other non-interest income	26	98	181	186
Total non-interest income	5,255	6,867	16,364	20,121
Non-interest expense:
Compensation, payroll taxes, and other employee benefits	10,619	10,452	32,521	31,155
Occupancy, equipment, and data processing costs	3,428	3,317	10,657	10,133
Advertising and marketing	535	737	1,829	2,292
Federal deposit insurance premiums	350	273	1,029	1,078
Losses and expenses on foreclosed real estate, net	15	169	286	80
Merger-related expenses	1,263	-	1,263	-
Other non-interest expense	2,169	2,298	6,350	6,993
Total non-interest expense	18,379	17,246	53,935	51,731
Income before income tax expense	6,092	6,938	18,159	20,282
Income tax expense	2,250	2,484	6,485	7,406
Net income	$3,842	$4,454	$11,674	$12,876

Per share data:
Earnings per share-basic	$0.08	$0.10	$0.25	$0.28
Earnings per share-diluted	$0.08	$0.10	$0.25	$0.28
Cash dividends paid	$0.055	$0.055	$0.165	$0.160

10

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information

(Dollars in thousands, except per share amounts and ratios)

	Three Months Ended		Nine Months Ended
	September 30		September 30
Loan Originations and Sales	2017	2016	2017	2016
Loans originated for portfolio:
Commercial loans:
Commercial and industrial	$24,019	$35,405	$66,296	$56,637
Commercial real estate	81	27,877	9,405	73,579
Multi-family	14,416	7,801	37,883	118,968
Construction and development	68,450	101,322	110,973	185,424
Total commercial loans	106,966	172,405	224,557	434,608
Retail loans:
One- to four-family first mortgages	33,262	39,760	96,457	81,944
Home equity	11,693	8,919	27,931	24,261
Other consumer	351	528	1,050	1,665
Total retail loans	45,306	49,207	125,438	107,870
Total loans originated for portfolio	$152,272	$221,612	$349,995	$542,478

Mortgage loans originated for sale	$22,950	$47,952	$64,532	$112,500

Mortgage loan sales	$24,176	$45,407	$66,577	$107,989

	September 30	December 31
Loan Portfolio Analysis	2017	2016
Commercial loans:
Commercial and industrial	$272,283	$241,689
Commercial real estate	359,168	375,459
Multi-family real estate	569,739	506,136
Construction and development loans:
Commercial real estate	27,229	34,125
Multi-family real estate	219,568	328,186
Land and land development	10,077	12,484
Total construction and development	256,874	374,795
Total commercial loans	1,458,064	1,498,079
Retail loans:
One- to four-family first mortgages
Permanent	460,907	457,014
Construction	54,686	42,961
Total one- to four-family first mortgages	515,593	499,975
Home equity loans:
Fixed term home equity	96,009	105,544
Home equity lines of credit	63,898	70,043
Total home equity loans	159,907	175,587
Other consumer loans:
Student	5,995	6,810
Other	10,724	11,373
Total consumer loans	16,719	18,183
Total retail loans	692,219	693,745
Gross loans receivable	2,150,283	2,191,824
Undisbursed loan proceeds	(142,824)	(227,537)
Allowance for loan losses	(21,326)	(19,940)
Deferred fees and costs, net	(1,310)	(1,440)
Total loans receivable, net	$1,984,823	$1,942,907

Loans serviced for others	$957,819	$996,985

11

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information (continued)

(Dollars in thousands, except per share amounts and ratios)

	September 30	December 31
Non-Performing Loans and Assets	2017	2016
Non-accrual commercial loans:
Commercial and industrial	$403	$989
Commercial real estate	4,129	2,839
Multi-family	257	274
Construction and development	501	148
Total commercial loans	5,290	4,250
Non-accrual retail loans:
One- to four-family first mortgages	2,291	3,191
Home equity	169	442
Other consumer	62	46
Total non-accrual retail loans	2,522	3,679
Total non-accrual loans	7,812	7,929
Accruing loans delinquent 90 days or more	231	295
Total non-performing loans	8,043	8,224
Foreclosed real estate and repossessed assets	845	2,943
Total non-performing assets	$8,888	$11,167
Non-performing loans to loans receivable, net	0.41%	0.42%
Non-performing assets to total assets	0.33%	0.42%

	September 30	December 31
Special Mention and Substandard Loans	2017	2016
(includes all non-performing loans, above)
Commercial loans:
Commercial and industrial	$25,493	$16,377
Commercial real estate	30,489	41,394
Multi-family	11,468	11,699
Construction and development	1,001	1,355
Total commercial loans	68,451	70,825
Retail loans:
One- to four-family first mortgages	4,593	5,549
Home equity	168	442
Other consumer	62	46
Total retail loans	4,823	6,037
Total	$73,274	$76,862

	Nine Months Ended
	September 30
Activity in Allowance for Loan Losses	2017	2016
Balance at the beginning of the period	$19,940	$17,641
Provision for (recovery of) loan losses	1,552	1,986
Charge-offs:
Commercial and industrial	(31)	-
Commercial real estate	-	(179)
Multi-family	-	-
Construction and development	-	-
One- to four-family first mortgages	(55)	(84)
Home equity	(17)	(35)
Other consumer	(278)	(299)
Total charge-offs	(381)	(597)
Recoveries:
Commercial and industrial	-	5
Commercial real estate	13	28
Multi-family	32	30
Construction and development	-	-
One- to four-family first mortgages	67	42
Home equity	52	15
Other consumer	51	52
Total recoveries	215	172
Net charge-offs	(166)	(425)
Balance at end of period	$21,326	$19,202
Net charge-offs to average loans, annualized	0.01%	0.03%

	September 30	December 31
Allowance Ratios	2017	2016
Allowance for loan losses to non-performing loans	265.15%	242.46%
Allowance for loan losses to total loans	1.07%	1.03%

12

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information (continued)

(Dollars in thousands, except per share amounts and ratios)

	September 30	December 31
Deposit Liabilities Analysis	2017	2016
Non-interest-bearing checking	$305,565	$309,137
Interest-bearing checking	240,650	238,142
Savings accounts	238,409	234,038
Money market accounts	529,871	558,905
Certificates of deposit	610,057	524,508
Total deposit liabilities	$1,924,552	$1,864,730

	Three Months Ended		Nine Months Ended
	September 30		September 30
Selected Operating Ratios	2017	2016	2017	2016
Net interest margin (1)	3.12%	3.08%	3.07%	3.03%
Net interest rate spread	2.99%	2.98%	2.94%	2.94%
Return on average assets	0.57%	0.68%	0.58%	0.67%
Return on average shareholders' equity	5.27%	6.20%	5.37%	6.02%
Efficiency ratio (2)	68.23%	67.45%	71.65%	69.92%
Non-interest expense as a percent of average assets	2.72%	2.61%	2.69%	2.68%
Shareholders' equity to total assets at end of period	10.85%	10.89%	10.85%	10.89%

(1)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.
(2)	Efficiency ratio is determined by dividing non-interest expense exluding merger-related expenses by the sum of net interest income, and non-interest income excluding gains on real estate held for investment and loss on sale of retail branch offices, loans, and deposits for the periods indicated.

	Three Months Ended		Nine Months Ended
	September 30		September 30
Other Information	2017	2016	2017	2016
Average earning assets	$2,527,039	$2,433,064	$2,490,873	$2,368,381
Average assets	2,704,454	2,638,532	2,677,828	2,571,446
Average interest bearing liabilities	2,042,393	2,015,457	2,010,583	1,970,014
Average shareholders' equity	291,813	287,564	289,934	285,040
Weighted average number of shares outstanding:
As used in basic earnings per share	45,562,065	45,239,567	45,538,127	45,188,990
As used in diluted earnings per share	46,065,050	45,664,849	46,053,626	45,630,918

	September 30	December 31
	2017	2016
Number of shares outstanding (net of treasury shares)	45,938,464	45,691,790
Book value per share	$6.36	$6.27

13